UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

SCIO DIAMOND TECHNOLOGY CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	45-3849662
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

411 University Ridge Suite D Greenville, SC	29601
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	N/A

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒

Securities Act registration statement file number to which this form relates:  333-166786

Securities to be registered pursuant to Section 12(g) of the Act:

Common Shares, par value $0.001 per share

(Title of Class)

This Form 8-A/A is filed by Scio Diamond Technology Corporation (the “Company”) to reflect an amendment to the terms of the common stock purchase rights (the “Rights”) registered on the Form 8-A filed by the Company on April 15, 2014.

Item 1. Description of Registrant’s Securities to be Registered.

On June 22, 2014, the Company executed Amendment No. 1 (the “Amendment”) to the Rights Agreement, dated as of April 15, 2014, between the Company and Empire Stock Transfer Inc., as Rights Agent (the “Rights Agreement”).

The Amendment accelerates the expiration of Rights from the close of business on April 15, 2017 to the close of business on June 22, 2014, and the Rights Agreement terminated at that time. At the time of the termination of the Rights Agreement, all of the Rights distributed to holders of the Company’s common stock pursuant to the Rights Agreement expired.

The Amendment is attached hereto as Exhibit 4.1 and is incorporated by reference herein. The foregoing description of the Amendment is qualified in its entirety by reference to such exhibit.

Item 2. Exhibits.

Exhibit No.	Description
4.1

Amendment No. 1, dated as of April 22, 2014, to Rights Agreement dated April 15, 2014, between the Company and Empire Stock Transfer Inc. (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K dated June 26, 2014 of the Company).

4.2

Rights Agreement, dated as of April 15, 2014, between the Company and Empire Stock Transfer Inc., which includes the Form of Right Certificate as Exhibit A and the Summary of Rights to Purchase Common Stock as Exhibit B (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K dated April 15, 2014 of Scio Diamond Technology Corporation).

4.3

Press Release of Scio Diamond Technology Corporation, dated April 15, 2014 (incorporated by reference to Exhibit 99.1 of the Current Report on Form 8-K dated April 15, 2014 of Scio Diamond Technology Corporation).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

SCIO DIAMOND TECHNOLOGY CORPORATION (Registrant)

Date: June 26, 2014	By:	/s/ Bernard M. McPheely
Bernard M. McPheely
Director
(On behalf of the Registrant)

EXHIBIT INDEX

Exhibit No.	Description
4.1

Amendment No. 1, dated as of April 22, 2014, to Rights Agreement dated April 15, 2014, between the Company and Empire Stock Transfer Inc. (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K dated June 26, 2014 of the Company).

4.2

Rights Agreement, dated as of April 15, 2014, between the Company and Empire Stock Transfer Inc., which includes the Form of Right Certificate as Exhibit A and the Summary of Rights to Purchase Common Stock as Exhibit B (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K dated April 15, 2014 of Scio Diamond Technology Corporation).

4.3

Press Release of Scio Diamond Technology Corporation, dated April 15, 2014 (incorporated by reference to Exhibit 99.1 of the Current Report on Form 8-K dated April 15, 2014 of Scio Diamond Technology Corporation).